FOR IMMEDIATE RELEASE

Norfolk Southern reports record first-quarter 2017 results

Achieved first-quarter record operating ratio, income from operations, and earnings per share

NORFOLK, Va., April 26, 2017 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter financial results.

First-quarter net income was $433 million, up 12 percent year-over-year, a result of a 7 percent rise in income from railway operations, as well as a lower effective income tax rate. Diluted earnings per share were $1.48, up 15 percent year-over-year and a first-quarter record.

“Norfolk Southern’s record results for the first quarter demonstrate the efficacy of our strategic plan, under which we are enhancing our service quality and network performance while driving significant efficiency improvements,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Our focus on providing a superior service product has positioned us for growth and, coupled with our cost discipline, has contributed to a solid start to the year. Our strategy provides a strong foundation for growth at low incremental costs, a powerful formula for enhanced shareholder value.”

First-quarter summary

Railway operating revenues of $2.6 billion increased 6 percent compared with first-quarter 2016, as overall volumes were 5 percent higher, reflecting growth within our major commodity categories of coal, intermodal, and merchandise.

Railway operating expenses increased $105 million, or 6 percent, to $1.8 billion as targeted expense reductions and efficiencies were offset by inflation, particularly within fuel expenses, which were higher by $64 million.

Income from railway operations was a first-quarter record $773 million, up 7 percent year-over-year.

The railway operating ratio, or operating expenses as a percentage of revenues, was 70.0 percent, a first-quarter record.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com